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                                                                     Exhibit 5.1

                               September 17, 1999


BSQUARE Corporation
3633 - 136th Place S.E.
Suite 100
Bellevue, WA  98006

Ladies and Gentlemen:

        We have examined the Registration Statement on Form S-1 initially filed by BSQUARE Corporation, a Washington corporation (the "Company"), with the Securities and Exchange Commission on August 17, 1999 (Registration No. 333-85351), as amended by and Amendment No. 1 filed on August 19, 1999 and Amendment No. 2 filed on September 17, 1999 (collectively the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended, of up to 4,000,000 shares of the Company's Common Stock, no par value per share, being offered by the Company, and 600,000 shares that may be sold by certain of the Company's shareholders upon exercise of the underwriters' over-allotment option (collectively, the "Shares"). The Shares are to be sold to the underwriters named in the Registration Statement for resale to the public.

        As counsel to the Company, we have examined the proceedings taken by the Company in connection with the issuance and sale by the Company of the Shares.

        We are of the opinion that the Shares to be offered and sold by the Company have been duly authorized and, when issued and sold by the Company in the manner described in the Registration Statement and in accordance with the resolutions adopted by the Board of Directors of the Company, will be legally issued, fully paid and non-assessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement, the prospectus constituting a part thereof and any amendments thereto.

                                 Very truly yours,

                                 SUMMIT LAW GROUP
                                 a professional limited liability company